Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2002 relating to the financial statements, which appears in RadioShack Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Fort Worth, Texas
December 12, 2002